Exhibit 99.2

BitMine Immersion (BMNR) Announces ETH Holdings Exceed 3.86 Million Tokens, and Total Crypto and Total Cash Holdings of $13.2 Billion

BitMine now owns more than 3.2% of the ETH token supply, two-thirds of the way to the ‘Alchemy of 5%’

BitMine Crypto + Total Cash Holdings + “Moonshots” total $13.2 billion, including 3.86 million ETH tokens, total cash of $1.0 billion, and other crypto holdings

December Chairman’s message is released, focused on why 2026 augurs strong demand

“The best years are ahead for crypto given the substantial upside to current adoption rates for crypto and given the coming transformation as Wall Street tokenizes everything onto the blockchain,” says Chairman Lee

BitMine will hold its annual shareholders meeting at the Wynn Las Vegas on January 15, 2026

BitMine leads crypto treasury peers by both the velocity of raising crypto NAV per share and by the high trading liquidity of BMNR stock

BitMine is the 37th most traded stock in the US, trading $1.8 billion per day (5-day avg)

BitMine remains supported by a premier group of institutional investors including ARK’s Cathie Wood, MOZAYYX, Founders Fund, Bill Miller III, Pantera, Kraken, DCG, Galaxy Digital and personal investor Thomas “Tom” Lee to support BitMine’s goal of acquiring 5% of ETH

LAS VEGAS, December 8, 2025 /PRNewswire/ — (NYSE AMERICAN: BMNR) BitMine Immersion Technologies (“BitMine” or the “Company”) a Bitcoin and Ethereum Network Company with a focus on the accumulation of crypto for long term investment, today announced BitMine crypto + total cash + “moonshots” holdings totalling $13.2 billion.

As of December 7th at 4:00pm ET, the Company’s crypto holdings are comprised of 3,864,951 ETH at $3,139 per ETH (Coinbase), 193 Bitcoin (BTC), $36 million stake in Eightco Holdings (NASDAQ: ORBS) (“moonshots”) and total cash of $1.0 billion.

“In the past week, BitMine acquired 138,452 ETH tokens. This is a meaningful increase of 156% compared to the 54,156 weekly pace of 4 weeks ago (the week of Nov 17). Our stepped up buying activity reflects our confidence that ETH prices should strengthen in the months ahead given multiple catalysts. The Fusaka upgrade, aka Fulu-Osaka, activated on December 3rd, delivers an array of improvements in scalability, enhanced security, and usability. The Federal Reserve is taking several key steps in December including ending QT (quantitative tightening) and is expected to cut interest rates again on December 10th. We are now more than 8 weeks past the October 10th liquidation shock event, a sufficient length of time to allow crypto to again trade on forward fundamentals,” said Thomas “Tom” Lee of Fundstrat, Chairman of BitMine.

BitMine also released the December Chairman’s message, titled “The Crypto Supercycle is Intact,” with a focus on how 2026 augurs well for crypto. According to Tom Lee, “The best years are ahead for crypto given the substantial upside to current adoption rates for crypto and given the coming transformation as Wall Street tokenizes everything onto the blockchain.”

BitMine crypto holdings reigns as the #1 Ethereum treasury and #2 global treasury, behind Strategy Inc. (MSTR), which owns 650,000 BTC valued at $59 billion. BitMine remains the largest ETH treasury in the world.

“We continue to make progress on our staking solution known as The Made in America Validator Network (MAVAN). This will be the ‘best-in-class’ solution offering secure staking infrastructure and will be deployed in early calendar 2026,” continued Lee.

The GENIUS Act and SEC’s Project Crypto are as transformational to financial services in 2025 as US action on August 15, 1971 ending Bretton Woods and the USD on the gold standard 54 years ago. This 1971 event was the catalyst for the modernization of Wall Street, creating the iconic Wall Street titans and financial and payment rails of today. These proved to be better investments than gold.

BitMine is now one of the most widely traded stocks in the US. According to data from Fundstrat, the stock has traded average daily dollar volume of $1.8 billion (5-day average, as of December 7, 2025), ranking #37 in the US, behind Crowdstrike (rank #36) and ahead of Goldman Sachs (rank #38) among 5,704 US-listed stocks (statista.com and Fundstrat research).

BitMine will hold its annual shareholders meeting at the Wynn Las Vegas on January 15, 2026.

The Fiscal Full Year 2025 Earnings presentation and corporate presentation can be found here: https://bitminetech.io/investor-relations/

The Chairman’s message can be found here: https://www.bitminetech.io/chairmans-message

To stay informed, please sign up at: https://bitminetech.io/contact-us/

About BitMine

BitMine is a Bitcoin and Ethereum Network Company with a focus on the accumulation of Crypto for long term investment, whether acquired by our Bitcoin mining operations or from the proceeds of capital raising transactions. Company business lines include Bitcoin Mining, synthetic Bitcoin mining through involvement in Bitcoin mining, hashrate as a financial product, offering advisory and mining services to companies interested in earning Bitcoin denominated revenues, and general Bitcoin advisory to public companies. BitMine’s operations are located in low-cost energy regions in Trinidad; Pecos, Texas; and Silverton, Texas.

For additional details, follow on X:

https://x.com/bitmnr

https://x.com/fundstrat

https://x.com/bmnrintern

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. This document specifically contains forward-looking statements regarding progress and achievement of the Company’s goals regarding ETH acquisition and staking, the long-term value of Ethereum, continued growth and advancement of the Company’s Ethereum treasury strategy and the applicable benefits to the Company. In evaluating these forward-looking statements, you should consider various factors, including BitMine’s ability to keep pace with new technology and changing market needs; BitMine’s ability to finance its current business, Ethereum treasury operations and proposed future business; the competitive environment of BitMine’s business; and the future value of Bitcoin and Ethereum. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine’s control, including those set forth in the Risk Factors section of BitMine’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2025, as well as all other SEC filings, as amended or updated from time to time. Copies of BitMine’s filings with the SEC are available on the SEC’s website at www.sec.gov. BitMine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

SOURCE BitMine Immersion Technologies, Inc.

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Marcy Simon

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